                                 April 29, 1997


IWL Communications, Inc.
12000 Aerospace Avenue, Suite 200
Houston, Texas 77034


     Re: Proposed secured working capital line of credit and proposed guidance line of credit from Bank One, Texas, N.A. ("BANK ONE") to IWL Communications, Inc. ("BORROWER")

Gentlemen:

     This letter constitutes the commitment (this "COMMITMENT") of Bank One to make a secured revolving line of credit (the "WORKING CAPITAL LOAN"), and a secured guidance line of credit (the "GUIDANCE LINE") (the Working Capital Loan and the Guidance Line are sometimes collectively referred to as the "LOANS"), on the following terms and conditions:

1.   BORROWER:  IWL Communications, Inc., an existing Texas corporation.

2. MAXIMUM PRINCIPAL AMOUNT OF LOANS: The maximum amount of the Working Capital Loan shall be Five Million and No/100 Dollars ($5,000,000.00). The maximum amount of the Guidance Line shall be Five Million and No/100 Dollars ($5,000,000.00). The Working Capital Loan shall be subject to a borrowing base as described below.

3. USE OF PROCEEDS: The proceeds of the Working Capital Loan are to be used for working capital needs and general corporate purposes. The proceeds of the Guidance Line shall be used to finance Borrower's purchase and subsequent lease of communications equipment. Bank One shall make advances under the Guidance Line only in its sole and absolute discretion.

4.   RATE AND PAYMENT:

     4.1 INTEREST RATE: Subject to the terms and conditions of the notes evidencing the Loans and prior to the occurrence of a default, the per annum rates of interest on the Loans shall be, at Borrower's option, either (a) Bank One's base rate of interest, or (b) the 30, 60, or 90 day adjusted LIBO rate, plus 275 basis points. The interest rates on the Loans shall be calculated at a daily rate equal to 1/360 of the annual percentage rate which the Loans bear. In no event shall the interest due and payable under the Loans exceed the maximum rate or amount of interest allowed by applicable law. After the occurrence of a default, interest on the Loans shall be the lesser of Bank One's base rate of interest plus 4% or the maximum rate of interest allowed by applicable law.

     4.2 PAYMENTS: During the term of the Loans, interest only shall be due and payable monthly. The entire unpaid principal balance of the Loans and all accrued but unpaid interest thereon shall be due, as to the Working Capital Loan, on October 31, 1998, and as to the Guidance Line, May 1, 1998.

     4.3 MANDATORY PREPAYMENT: In addition to Borrower's regular monthly payments under the Loans, Borrower shall apply the portion of the lease payments received by Borrower related to the equipment portion (as agreed to by Bank One and Borrower) of the leases (the "FUNDED LEASES") of communications equipment (the "LEASED EQUIPMENT") acquired with the proceeds of the Guidance Line, as a payment on the Guidance Line. Borrower shall establish a lockbox account with Bank One into which the lessees under the Funded Leases shall be instructed to send all payments under the Funded Leases. Borrower shall also make such additional monthly payments on the Working Capital Loan as shall be necessary for the outstanding principal balance of the Working Capital Loan to be less than or equal to the Borrowing Base (defined in SECTION 6 below).

5. REDUCE COMMITMENT; VOLUNTARY PREPAYMENTS: Borrower may reduce the commitment under the Working Capital Loan; provided, that Borrower prepays the Working Capital Loan such that the outstanding principal balance of the Working Capital Loan is less than the commitment as so reduced. Any reduction in the commitment for the Working Capital Loan shall be in an amount in excess of $1,000,000, and whole multiples of $1,000,000 thereafter; and, in no event, shall the commitment for the Working Capital Loan be less than $2,000,000, unless the entire Working Capital Loan commitment is terminated. Borrower may make voluntary prepayments on the Guidance Line, and any such voluntary prepayments shall not be subject to a prepayment penalty. Any such prepayments shall be applied first to accrued but unpaid interest and then to principal in the inverse order of maturity.

6. BORROWING BASE: In no event shall the outstanding principal balance of the Working Capital Loan ever exceed the "Borrowing Base". The "Borrowing Base" is defined as the sum of eighty percent (80%) of all eligible accounts receivable not more than ninety (90) days past invoice date, plus fifty percent (50%) of the book value of all approved, useable inventory. The approved accounts receivable shall exclude government and foreign receivables, inter-company receivables, receivables from any account debtor where more than 10% of the accounts owed by such account debtor are more than 90 days past due, and other receivables designated by Bank One. The inventory component of the Borrowing Base shall exclude work-in-progress and shall not exceed the lesser of fifty percent (50%) of the aggregate Borrowing Base or $1,000,000 at any time. No more than twenty-five (25%) of the accounts receivable included in the Borrowing Base shall represent amounts owed from the same party (or its affiliates), except for accounts agreed to by Bank One in writing.

7. USAGE FEE: In consideration of Bank One's agreement to reserve sufficient funds from which to make disbursements of the Working Capital Loan, Borrower shall pay to Bank One a usage fee at a rate per annum equal to
 .375% times the average daily unused portion of the Working Capital Loan, payable quarterly.

8. TERM: The Loans shall mature and be payable in full (including without limitation, all principal and accrued but unpaid interest thereon), and any unfunded commitment under the Working Capital Loan shall expire as provided in SECTION 4.2 of this Commitment.

9. COLLATERAL: The Loans shall be secured by a first lien security interest in all equipment, machinery, accounts receivable, inventory and other assets now or hereafter owned by Borrower, including, without limitation, all Funded Leases (the "PROPERTY").

10. GUARANTY: The Loans shall be guaranteed by Ignatius W. Leonards, provided, that such guaranty of the principal balance of the Loans shall be limited to

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$500,000 and shall be released if, prior to the occurrence of a default,
Borrower successfully completes an initial public offering of its stock.

11. COMMITMENT EXPIRATION: Unless extended in writing by Bank One and Borrower, this Commitment shall expire and be void on May 16, 1996, if not accepted by Borrower. In addition, if this Commitment is accepted by Borrower, the Loans must be funded on or before June 30, 1996, on the terms provided herein, or this Commitment shall terminate on such date.

12. COSTS: Whether or not the Loans close, Borrower shall pay all costs and expenses incurred by Bank One in connection with the Loans (pre and post-closing), including, but not limited to, all closing costs and attorneys' fees. Such costs and expenses shall be due and payable prior to the closing of the Loans. Borrower shall reimburse Bank One for all such costs and expenses paid by Bank One. If the Loans close as herein provided, Bank One agrees that it will pay $4,000 of the closing attorney's fees.

13. QUALITY OF DOCUMENTS AND ITEMS: Each document and item required to be executed and/or submitted to Bank One pursuant to this Commitment or the Loan Documents (as herein defined) shall be satisfactory in form, substance and content to Bank One and its legal counsel.

14. CONDITIONS OF THE LOANS: Each of the following conditions must be satisfied prior to closing the Loans:

     14.1 LOAN DOCUMENTS: Borrower shall deliver to Bank One such fully executed promissory notes, security agreements, lease assignments, financing statements, loan agreements and all other documents evidencing, securing or pertaining to the Loans as required by Bank One (collectively, the "LOAN DOCUMENTS"). The Loan Documents will provide that the Loans are cross-defaulted and cross-collateralized. In addition to the conditions of closing the Loans set forth in this Commitment, all conditions to closing contained in the Loan Documents must be satisfied prior to the Closing Date.

     14.2 LEASES: Fundings under the Guidance Line shall only be permitted with respect to communications equipment and installation pursuant to leases which (a) have a term of not more than 60 months or the estimated useful life of the Leased Equipment, (b) have been assigned to Bank One as collateral for the Loans and the lessee thereunder has executed and delivered to Bank One an estoppel letter in form and substance acceptable to Bank One, (c) have been delivered to Bank One (which include all originally executed leases), and (d) have as lessees companies formed and with principal offices in the United States. Bank One shall be entitled as a condition to any funding under the Guidance Line that it receive and approve the financial condition of any lessee under a proposed Funded Lease, and, if the financial condition of the proposed lessee is unacceptable to Bank One, a guaranty of a parent or related company to such lessee which is acceptable.

     14.3 AUTHORITY AND CAPACITY INSTRUMENTS: Borrower shall deliver to Bank One a copy of its articles of incorporation (certified by the Secretary of State of the state of incorporation), bylaws, resolutions authorizing the transactions contemplated by the Loan Documents and incumbency certificate duly certified by an appropriate officer of Borrower, together with all documents required by Bank One's legal counsel to evidence the good standing, authority and capacity of all entities required to execute the Loan Documents on behalf of Borrower.

     14.4 INSURANCE: Borrower shall deliver to Bank One policies or certificates of liability, hazard insurance, business interruption insurance, and such other insurance coverage as Bank One may require naming Bank One as loss payee. The insurers, types of coverage and amounts of coverage must be satisfactory to Bank One.

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     14.5  NO MATERIAL ADVERSE CHANGE:  There shall not have occurred in the opinion of Bank One a material adverse change in the financial condition of Borrower since the date of the latest financial statements delivered to Bank One.

     14.6 UCC SEARCHES: Borrower shall deliver or cause to be delivered to Bank One such searches of the Uniform Commercial Code records as Bank One may require to evidence that Bank One has a first and prior security interest in and to the Property.

     14.7 LEGAL OPINIONS: Borrower shall deliver to Bank One a written opinion, addressed to Bank One, from Borrower's attorney, including, without limitation, an opinion favorably opining as to the due authorization of the Loan Documents, the existence and good standing of Borrower, the compliance by Borrower with all applicable governmental requirements and otherwise being in form and substance satisfactory to Bank One.

     14.8 MISCELLANEOUS: Borrower shall deliver to Bank One all other documents or items that are required by any of the Loan Documents.

15. COVENANTS: The Loan Documents will include, but not limited to, the following covenants:

     15.1 FINANCIAL STATEMENTS OF BORROWER: Borrower shall provide Bank One with annual audited financial statements prepared in accordance with generally accepted accounting principles ("GAAP") within ninety (90) days after the end of each annual accounting period, accompanied by an officer's certificate of compliance satisfactory to Bank One (a "CERTIFICATE OF COMPLIANCE"). Borrower shall also provide Bank One with (i) quarterly financial statements prepared in accordance with GAAP, within thirty (30) days after the end of each quarter,
(ii) monthly borrowing base reports and accounts receivable listings and agings, within forty-five (45) days after the end of each monthly accounting period, and
(iii) within forty-five (45) days after the end of each quarterly accounting period, an officer's Certificate of Compliance. Borrower shall deliver to Bank One copies of any and all public filings and any reports or other information delivered to its shareholders.

     15.2 MINIMUM TANGIBLE NET WORTH: Borrower shall have a minimum tangible net worth equal to $3,200,000, plus the amount of the net proceeds from any equity offering, plus, beginning June 30, 1998, and at the end of each fiscal quarter thereafter, fifty percent (50%) of the net earnings for the immediately preceding fiscal quarter.

     15.3 DEBT TO WORTH RATIO: Borrower shall not permit Borrower's total debt to tangible net worth to be greater than 3.45 to 1 at closing and 1.00:1 at June 30, 1997, and thereafter.

     15.4 FIXED CHARGE RATIO: Borrower shall not permit the ratio of Borrower's earnings before interest, taxes, depreciation, amortization and other non-cash expenses to the current maturities of Borrower's long term debt, interest expense and lease expense to be less than 1.25:1 at any time. Such ratio shall be calculated on a rolling four quarter basis.

     15.5 CURRENT RATIO: Borrower shall not permit its current assets, as computed in accordance with GAAP, to current liabilities, as computed in accordance with GAAP, to be less than 1.15:1 at any time.

     15.6 LOANS TO OTHERS: Borrower shall not make any loans to shareholders or any other party without the prior written consent of Bank One.

     15.7 DIVIDENDS: No dividends or other forms of distributions shall be made to shareholders without the prior written consent of Bank One.

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     15.8  DEBT:  Borrower shall not incur any debt except any indebtedness which exists on the closing date of the Loans which has been disclosed to (and is acceptable to Bank One), indebtedness owed to Bank One, and trade payables incurred in the ordinary course of business.

     15.9 TREASURY STOCK: Borrower shall not purchase any treasury stock without the prior written consent of Bank One.

     15.10 LIENS; PLEDGES: Borrower shall not encumber any of Borrower's assets other than the liens and security interests in favor of Bank One and except for any encumbrances which exist on the closing date of the Loan and which have been disclosed to (and are acceptable to) Bank One.

     15.11 AUDIT: Bank One shall be entitled to conduct or have conducted at Bank One's expense internal audits of Borrower's inventory and accounts receivable.

     15.12 SUBSIDIARY CAPITAL INVESTMENT: Borrower shall make no new capital investment in Borrower's subsidiaries in excess of $250,000, without the prior written consent of Bank One.

     15.13 CHANGES IN OWNERSHIP: Borrower shall make no changes in its basic business or in its management (i.e. the chief executive officer, chief financial officer and president) without the prior written consent of Bank One. There shall not occur a change in the ownership of Borrower other than in connection with an initial public offering or approved employee stock option plans. Borrower shall not participate in any mergers or any disposal of its assets other than the sale or lease of inventory and fixed assets in the ordinary course of business without the prior written consent of Bank One.

     15.14 INSPECTION: Borrower shall grant Bank One full authority to inspect Borrower's records and/or Property at any time at Borrower's premises.

16. DISBURSEMENTS OF THE LOANS: All disbursements of the Loans shall be subject to the conditions thereto contained in any of the Loan Documents and shall be made only in accordance with the requirements for disbursements of the Loans contained in any of the Loan Documents.

17. DEFAULTS. The Loan Documents shall contain such events of default as Bank One shall determine to be appropriate, including, without limitation, the failure of Borrower to make any payment required by the Loan Documents, the breach by Borrower of any covenant contained in the Loan Documents, the occurrence of any misrepresentation or breach of warranty, the bankruptcy or liquidation of Borrower and any breach by Borrower of any governmental regulation, or the occurrence of a default under any Funded Lease.

18.  GENERAL CONDITIONS:

     18.1 ASSIGNABILITY: Neither this Commitment nor any interest in it may be assigned by Borrower without Bank One's prior written approval.

     18.2 LOAN APPLICATION: The issuance of this Commitment is based upon the accuracy of Borrower's representations and statements, any loan application and all additional information, representations, exhibits and other matters submitted to Bank One for its consideration. Bank One shall have the option to declare this Commitment to be breached if there shall have been any material misrepresentation, misstatement, omission or any material error in anything submitted to Bank One, or, if prior to the initial disbursement of the Loans, there shall have been a material adverse change in the state of facts submitted to Bank One, or Borrower is insolvent, dissolved, or is the subject of any bankruptcy or other debtor relief proceeding or any levy, attachment,

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garnishment, sequestration or similar judicial process, or has not paid in full any final money judgment against it.

     18.3 APPLICABLE LAW: THIS COMMITMENT AND THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH TEXAS LAW, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION GOVERN THE CREATION, PERFECTION OR ENFORCEMENT OF INTERESTS, OR THE REMEDIES, RELATED TO THE COLLATERAL, OR TO THE EXTENT THAT FEDERAL LAW MAY APPLY.

     This commitment is subject to the requirements of the Comptroller of the Currency, Federal Deposit Insurance Corporation, and all other governmental regulations to which Bank One and/or any participating lender is subject. Further, the failure of Borrower to comply with any of the aforementioned requirements, and/or the deliberate falsification or misrepresentation of any information in the documents submitted to Bank One and upon which this Commitment is issued shall render this Commitment invalid at Bank One's option.

     18.4 PARTICIPATION OR SALE OF THE LOANS: Bank One shall have the right to sell the Loans or an undivided ownership or participation in the Loans and to disclose in confidence such information regarding Borrower and/or the Property as is necessary to effectuate any such sale (including, but not limited to, financial information). Borrower shall execute, acknowledge and deliver any and all instruments requested by Bank One in connection with such sale.

     18.5 OUTSIDE COUNSEL/ACCOUNTANTS: Bank One shall have the right to retain the services of outside legal counsel and accountants in connection with the administration and monitoring of the Loans, and in enforcing any of the Loan Documents. The costs of such legal counsel and accountants shall be paid by Borrower.

19. MODIFICATIONS: No modification or waiver of the terms of this Commitment shall be made unless such modification or waiver is in writing and signed by Bank One.

20. OTHER TERMS AND CONDITIONS: This Commitment is a basic outline of certain terms and conditions of the Loans and does not necessarily include the details of such terms and conditions. In addition, this Commitment does not include all of the terms and conditions of the Loans. The detailed terms and conditions for the Loans will be contained in the Loan Documents.

21. FINAL AGREEMENT: THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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22.  ACCEPTANCE:  Please indicate your acceptance of this Commitment by signing a copy of the same and returning it to Bank One (to the attention of Mark B. Wade).

                                       BANK ONE

                                       BANK ONE, TEXAS N.A.

                                       By:  /s/  Mark B. Wade
                                          ---------------------------------
                                             Mark B. Wade
                                             Vice President

The undersigned accepts and agrees to all of the terms and conditions of this Commitment on this 20th day of May, 1997.

                                       IWL COMMUNICATIONS, INC.

                                       By:  /s/  Ignatius Leonards
                                          ---------------------------------
                                       Name:  Ignatius Leonards
                                            -------------------------------
                                       Title:  CEO
                                             ------------------------------

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                                         BANK ONE, TEXAS, NA    Tel 214 290 2000
                                         1717 Main Street
                                         Dallas TX 752201


[LOGO]

May 19, 1997

Mr. Richard H. Roberson, CPA
Chief Financial Officer
IWL Communications, Inc.
12000 Aerospace Avenue, Suite 200
Houston, TX 77034

Dear Ric:

This letter shall serve as an amendment to Section 4.1 INTEREST RATE of the Commitment Letter between IWL Communications, Inc. ("Borrower") and Bank One, Texas, NA ("Bank One").

The Working Capital Loan interest rate changes to the following format:

     At closing and up until Bank One receives Borrower's fiscal year 1997 audited financial statement the interest rate will be the Borrower's option of Prime + 0% or LIBOR + 2.40%. After Bank One has received Borrower's fiscal year 1997 audited financial statement, Borrower has successfully completed their IPO, and Borrower is not in default with the loan agreement, the interest rate will be lowered to the Borrower's option of Prime minus 1/2% or LIBOR + 2.00%. In addition, the unused fee will be lowered to 1/4%.

The Guidance Line interest rate changes to the following format:

     At closing and up until Bank One receives Borrower's fiscal year 1997 audited financial statement the interest rate will be no higher than the Borrower's floating rate option of Prime + 0% or LIBOR + 2.40%.
     After Bank One has received Borrower's fiscal year 1997 audited financial statement, Borrower has successfully completed their IPO, and Borrower is not in default with the loan agreement, the floating rate option will be lowered to no higher than the Borrower's option of Prime minus 1/2% or LIBOR + 2.00% and no lower than Prime minus 1% or LIBOR + 1.25%. The fixed rate option will be no higher than Treasury's + 2.40% and no lower than Treasury's + 1.25%. The determining factor will be the credit quality of Borrower's lessee. An example would be a AA rated or better lessee would receive the lowest pricing.

Ric, as you know, all of us at Bank One are extremely excited about this opportunity. We hope that this creative interest rate structure reiterates our desire to do business with IWL. I would also like to make another cost saving offer to you. If you do move your borrowing relationship to Bank One, we will pay for your first set of new checks, deposit slips and endorsement stamp. We feel that we are the right bank for IWL for many reasons. Not the least being the fact that we can grow with you and be your bank for the next ten, twenty, thirty years. We want to develop and grow a relationship that will be mutually beneficial for all of us. If you have any questions, please do not hesitate to call.

Sincerely,

/s/ Mark B. Wade
----------------------------

Mark B. Wade
Vice President